Press Release

	Contact:	Terry Sanford, EVP & CFO
FOR IMMEDIATE RELEASE		Carriage Services, Inc.
(713) 332-8400

	Investors:	Alexandra Tramont/Matt Steinberg
FD
(212) 850-5600
CARRIAGE SERVICES ANNOUNCES 2011 SECOND QUARTER RESULTS
RAISES FOUR QUARTER OUTLOOK
HOUSTON – August 3, 2011 – Carriage Services, Inc. (NYSE: CSV) today announced results for the second quarter ended June 30, 2011, compared to the second quarter of 2010, as follows:
SECOND QUARTER HIGHLIGHTS
•	Total Revenue of $47.9 million, an increase of 7.6% compared to $44.5 million;
•	Adjusted Consolidated EBITDA of $12.2 million, an increase of 9.4% compared to $11.2 million;
•	Net Income of $2.6 million, an increase of 13.1% compared to $2.3 million;
•	Diluted EPS of $0.14 per share, and after adjusting for special charges, Adjusted Diluted EPS of $0.16, an increase of 23.1% compared to $0.13 per diluted share;
•	Free Cash Flow of $10.1 million, an increase of 4.6% compared to Free Cash Flow of $9.7 million;
•	Initiated first ever quarterly cash dividend payment of 2.5¢ per share on June 1, 2011.
     Mel Payne, Chief Executive Officer, stated, “We are halfway through what we believe will be a breakout year for our Company, with our operating performance trends having good momentum for a strong finish to 2011. I am especially pleased to see the commitment and dedication of our operating leaders throughout our Company toward making 2011 a year to remember in celebration of Carriage’s 20th year anniversary from its founding on June 1, 1991. Because of our expectation that the strong growth in our field operating and financial results during the first half of 2011 will continue into 2012, we are raising our Four Quarter EPS outlook by 4¢ per share to 56¢-60¢ and the Free Cash Flow outlook by $10 million to $30 million.”
     “Our operating performance in all areas improved sequentially in each month of the second quarter. Each of our reporting groups had excellent gains in Field EBITDA in the quarter, as our Total Funeral Field EBITDA increased $1.3 million or 12.6%, Total Cemetery Field EBITDA increased $0.5 million or 18.2%, and Total Financial Field EBITDA increased $0.2 million or

6.2%, combining to produce an increase of 12.2% in our Total Field EBITDA and an increase of 160 basis points in our Total Field EBITDA Margin to 37.3%.”
     “The only challenge for the quarter was growth in Total Overhead of $0.9 million or 18.7%, as we increased staffing levels and upgraded talent in our regional operations organization and home office support departments for higher anticipated growth. Notwithstanding the growth in overhead, our Adjusted Consolidated EBITDA Margin increased 40 basis points to 25.5% in the second quarter, our second straight quarter above 25% which has put us on a trend line to achieve our highest full year Adjusted Consolidated EBITDA Margin since 2007.”
     “But the best news of all is the growth in our Consolidated Free Cash Flow, which is rapidly improving the credit profile and financial flexibility of our Company. Year to date through June 30, our Consolidated Free Cash Flow increased $1.3 million to $12.4 million, an increase of 11.9% over last year. These increases are being generated from higher trending year over year funeral and cemetery operating performance and from higher recognized financial gains and income from our trust funds. Our growing Consolidated Free Cash Flow and earnings are the primary reasons we instituted our first quarterly dividend policy of 2.5¢ per share on June 1, 2011.”
     “Moreover, as covered in our press release of July 20, 2011, we withdrew $8.1 million in July from our California cemetery merchandise and service trusts and have a similar $0.4 million withdrawal currently pending a Nevada state regulatory review of the calculation of excess cemetery merchandise and services income. On a going forward basis, we will withdraw about $100,000 of recurring income monthly from cemetery merchandise and services trusts in these two states, which will increase our annual Consolidated Free Cash Flow by $1.2 million. While the $8.5 million withdrawal will be reported as Free Cash Flow in our third quarter results, our proforma cash position as of June 30, 2011, including the $8.5 million withdrawal, surged to $13.7 million.”
     “Our accelerating Free Cash Flow means that we are able to self fund a higher amount of new acquisitions which will be accretive sooner because of a substantially improved integration process. Our acquisition pipeline is very active and we still believe we will acquire $10 million of annualized revenue by year end 2011,” concluded Mr. Payne.

TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a most recent rolling five year and five quarters basis (“Trend Reports”) to reflect long-term and short-term trends and seasonality. “Acquisition” is defined as businesses acquired since January 1, 2007. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on the total company performance over a five year timeframe. The Trend Reports highlight trends in volumes, operating revenues, financial revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin), the components of overhead, and interest expense (capital structure cost).
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of costs and expenses such as incentive compensation and legal expenses unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the costs and expenses of our regional operations organization and the home office. Each of the corporate and field operational leaders is the “owner” of his/her “fixed” overhead costs, which are primarily related to headcount, salary level and benefits, as well as department specific “variable” costs, all of which are reviewed monthly.
     Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of death care businesses. Please visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the five year Annual and Quarterly (most recent five quarters) Trend Reports.
FINANCIAL REPORTING UPDATE
     We continue to improve the transparency of our operational and financial performance. Since the first quarter of 2011, Carriage is reporting Financial Revenue, Financial EBITDA and Financial EBITDA Margin as one of our three reporting profit centers within our trend reports, including retroactively in our rolling Five Year Annual and Five Quarter trend reports included in our Company and Investment Profile and on the Company’s website. Trust funds are contributing increasing amounts of revenue, profit and free cash flow to our performance, a contribution which is not controlled by or influenced by our operating leaders. As a result, we now show pure operating revenue, field profit and field profit margins without any financial revenues included in both our funeral and cemetery operations.

PRENEED VERSUS ATNEED BALANCE SHEET ACCOUNTING
     Attached for your review and to help understand the accounting for preneed activities is the Company’s Consolidated Balance Sheet as of June 30, 2011 on page 8, separated on a non-GAAP basis into its atneed and preneed businesses, which is the perspective used by management in managing its corporate assets and debt obligations. We have found that the accounting for preneed activities can be very confusing to investors, both as to the perception of lower earnings power (delayed revenue and earnings recognition), and the perception of high total liabilities to stockholders equity balance sheet leverage (Deferred Revenue shown in the liability section of balance sheet). The following discussion of these points is intended to convey how senior management and the Board of Directors view the distinction between atneed operations (current cash earnings power and leverage relating to our current credit profile) and preneed operations (well into the future cash earnings power not relating to our current credit profile).
     Total Assets for the Preneed Business as of June 30, 2011 total $423.4 million and represent the future cash that will flow into the Company’s operations as deaths occur and the underlying contracts are delivered. The Total Assets for the Preneed Business includes the trust investments totaling $182.1 million that will produce investment income through the date of death and delivery in the future. The five categories within the liability section of the Preneed Business are actually Deferred Preneed Revenue and not liabilities as shown, although GAAP methodology requires Deferred Revenue accounts to be classified in the liability section of the Balance Sheet. As contracts mature upon death sometime in the future, the face amount of the original preneed contract plus accumulated investment income will be removed from the Deferred Revenue accounts and recorded as revenue, and the difference between the revenue and the ultimate cost to deliver all merchandise and services will be reported as gross profit. The accounts labeled Deferred Preneed Receipts Held In Trust equal the asset accounts labeled Preneed Trust Investments. The accounts labeled Deferred Preneed Revenue represent the Preneed Receivables from Customers, the Receivables from Preneed Funeral Trusts and cash that was allowed to be retained by the Company under state regulations at the time of sale, or investment income that was withdrawn from trust funds prior to death and delivery.
     Preneed funeral contracts that were written in the form of life insurance contracts are not on our Consolidated Balance Sheet based on current GAAP methodology even though they are a very material part of our Preneed Funeral Business and strategy. There is no difference between a preneed funeral contract secured by a trust and a preneed funeral contract secured by a life insurance policy to the customer, but to Carriage we have greater discretionary ability to impact future investment strategy, asset allocations and returns for our trust funds than through third party insurance providers.
     As investment income is earned and gains and losses (both realized and unrealized) occur on the Preneed trust investments both the asset accounts and the deferred revenue accounts increase or decrease by exactly the same amount. Because the deferred revenue accounts are shown in the liability section, this means that if our trust investments rise substantially in market value, the liability section also rises substantially, which can be confusing without a deeper analysis and understanding of preneed accounting methodology.

UNAUDITED INCOME STATEMENT
Period Ended June 30, 2011
($000’s)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011

CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	3,896	3,835	8,156	8,082
Preneed Contracts	968	993	2,006	2,138

Total Same Store Funeral Contracts	4,864	4,828	10,162	10,220

Acquisition Contracts
Atneed Contracts	899	1,565	1,851	3,196
Preneed Contracts	223	365	504	793

Total Acquisition Funeral Contracts	1,122	1,930	2,355	3,989

Total Funeral Contracts	5,986	6,758	12,517	14,209

Funeral Operating Revenue
Same Store Revenue	$25,953	$25,876	$54,635	$55,196
Acquisition Revenue	4,546	7,419	9,684	15,261

Total Funeral Operating Revenue	$30,499	$33,295	$64,319	$70,457

Cemetery Operating Revenue
Same Store Revenue	$8,916	$9,089	$16,672	$17,152
Acquisition Revenue	1,548	1,690	3,088	3,362

Total Cemetery Operating Revenue	$10,464	$10,779	$19,760	$20,514

Financial Revenue
Preneed Funeral Commission Income	$497	$414	$1,185	$887
Preneed Funeral Trust Earnings	1,439	1,856	3,021	3,329
Cemetery Trust Earnings	1,211	1,228	2,248	2,889
Preneed Cemetery Finance Charges	407	336	831	689

Total Financial Revenue	$3,554	$3,834	$7,285	$7,794

Total Revenue	$44,517	$47,908	$91,364	$98,765

Field EBITDA
Same Store Funeral Field EBITDA	$8,776	$9,190	$19,136	$19,967
Same Store Funeral Field EBITDA Margin	33.8%	35.5%	35.0%	36.2%

Acquired Funeral Field EBITDA	$1,281	$2,131	$2,752	$4,392
Acquired Funeral Field EBITDA Margin	28.2%	28.7%	28.4%	28.8%

Total Funeral Field EBITDA	$10,057	$11,321	$21,888	$24,359
Total Funeral Field EBITDA Margin	33.0%	34.0%	34.0%	34.6%

Same Store Cemetery Field EBITDA	$2,192	$2,554	$3,744	$4,627
Same Store Cemetery Field EBITDA Margin	24.6%	28.1%	22.5%	27.0%
Acquired Cemetery Field EBITDA	$418	$531	$883	$1,077
Acquired Cemetery Field EBITDA Margin	27.0%	31.4%	28.6%	32.0%

Total Cemetery Field EBITDA	$2,610	$3,085	$4,627	$5,704
Total Cemetery Field EBITDA Margin	24.9%	28.6%	23.4%	27.8%

Funeral Financial EBITDA	$1,624	$1,879	$3,548	$3,482
Cemetery Financial EBITDA	1,618	1,564	3,079	3,578

Total Financial EBITDA	$3,242	$3,443	$6,627	$7,060
Total Financial EBITDA Margin	91.2%	89.8%	91.0%	90.6%

Total Field EBITDA	$15,909	$17,849	$33,142	$37,123
Total Field EBITDA Margin	35.7%	37.3%	36.3%	37.6%

UNAUDITED INCOME STATEMENT
Period Ended June 30, 2011
($000’s)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011

Overhead
Total Variable Overhead	$545	$648	$1,358	$1,849
Total Regional Fixed Overhead	780	1,091	1,557	1,997
Total Corporate Fixed Overhead	3,430	3,905	7,099	7,847

Total Overhead	$4,755	$5,644	$10,014	$11,693
	10.7%	11.8%	11.0%	11.8%

Adjusted Consolidated EBITDA	$11,154	$12,205	$23,128	$25,430
Adjusted Consolidated EBITDA Margin	25.1%	25.5%	25.3%	25.7%

Special Charges
Securities Transactions Expenses	—	$323	—	$461
Acquisition Expenses	—	157	—	157
Termination Expenses	—	—	—	117
Other Expenses	—	31	—	111

Sum of Special Charges	—	$511	—	$846

Consolidated EBITDA	$11,154	$11,694	$23,128	$24,584
Consolidated EBITDA Margin	25.1%	24.4%	25.3%	24.9%

Property Depreciation & Amortization	$2,488	$2,522	$4,957	$4,920
Non Cash Stock Compensation	405	648	912	1,093
Interest Expense	4,572	4,510	9,126	9,064
Other (Income)	(252)	(358)	(470)	(387)

Pretax Income	$3,941	$4,372	$8,603	$9,894

Income tax	1,642	1,771	3,530	4,008

Net income	$2,299	$2,601	$5,073	$5,886

	5.2%	5.4%	5.6%	6.0%

Adjusted Diluted EPS from Continuing Operations	$0.13	$0.16	$0.29	$0.35
Diluted EPS from Continuing Operations	$0.13	$0.14	$0.29	$0.32
Weighted Average number of Diluted Common Shares Outstanding	17,752,000	18,407,000	17,707,000	18,340,000

CARRIAGE SERVICES, INC.
Consolidated Balance Sheet
Unaudited
June 30, 2010
(in thousands)

	Non-GAAP
	Atneed	Preneed	Reclassifications	GAAP
	Business	Business	to GAAP	Combined
Cash and cash equivalents	$5,184	—	—	$5,184
Accounts receivable, net of allowance for bad debts	9,185	$4,458	—	13,643
Inventories and other current assets	10,405	—	—	10,405

Total current assets	$24,774	$4,458	—	$29,232

Preneed cemetery trust investments	—	$81,710	—	$81,710
Preneed funeral trust investments	—	77,982	—	77,982
Preneed receivables, net of allowance for bad debts	—	23,846	—	23,846
Receivables from preneed funeral trusts	—	22,406	—	22,406
Preneed funeral life insurance contracts	—	213,000	(213,000)	—
Property, plant and equipment, net of allowance for depreciation	129,308	—	—	129,308
Cemetery property	71,094	—	—	71,094
Goodwill	186,917	—	—	186,917
Deferred charges and other non-current assets	10,579	—	—	10,579
Cemetery perpetual care trust investments	44,666	—	—	44,666

Total assets	$467,338	$423,402	$(213,000)	$677,740

Current portion of long-term debt and capital leases	$574	—	—	$574
Accounts payable, accrued expenses and other liabilities	28,818	—	—	28,818

Total current liabilities	$29,392	—	—	$29,392

Senior long-term debt	$131,558	—	—	$131,558
Convertible junior subordinated debenture due in 2029 to affiliate	—	—	$91,520	91,520
Obligations under capital leases	4,221	—	—	4,221
Deferred preneed cemetery revenue	—	50,419	—	50,419
Deferred preneed funeral revenue	—	39,829	—	39,829
Deferred preneed cemetery receipts held in trust	—	81,710	—	81,710
Deferred preneed funeral receipts held in trust	—	77,982	—	77,982
Deferred preneed funeral life insurance contracts	—	213,000	(213,000)	—
Cemetery perpetual care trusts’ corpus	—	—	44,817	44,817

Total liabilities	$165,171	—	$386,277	$551,448
Total deferred preneed revenue	—	$462,940	(462,940)	—

Cemetery perpetual care trusts’ corpus	44,817	—	(44,817)	—
Preferred stock	200	—	—	200
Convertible preferred securities	91,520	—	(91,520)	—

Total stockholders’ equity	126,092	—	—	126,092

Total liabilities and stockholders’ equity	$427,800	$462,940	$(213,000)	$677,740

Senior debt to stockholders’ equity	1.08 to 1			1.08 to 1
Senior debt to total capitalization	0.39 to 1			0.39 to 1
Total liabilities to stockholders’ equity	1.28 to 1			4.35 to 1
Senior Debt to Consolidated EBITDA	3.11 to 1			3.11 to 1
Fixed Charge Coverage ratio	1.99 to 1			1.99 to 1

FUNERAL OPERATIONS
     Total Funeral Operating Revenue for the second quarter increased 9.2% to $33.3 million from $30.5 million in the prior year quarter due to higher revenues from our acquisition portfolio. Same store Funeral Operating Revenue was $25.9 million or 0.3% lower than the comparable period a year ago as same store contract volume decreased by 36 contracts, or 0.7%, while the corresponding average revenue per contract (excluding preneed funeral trust earnings) increased 0.4% to $5,360. The same store burial rate for the quarter increased slightly to 51.7% from 51.6% in the prior year quarter. Same Store Funeral Field EBITDA increased by $0.4 million or 4.7%, and the corresponding Same Store Funeral Field EBITDA Margin increased 170 basis points to 35.5%.
     Funeral Operating Revenue from the Acquired Portfolio increased $2.9 million, or 63.2%, Acquired Funeral Field EBITDA increased $0.8 million, or 66.3%, and the corresponding Acquired Funeral Field EBITDA Margin increased 50 basis points to 28.7%. Contract volume for the acquired funeral portfolio rose 72.0% in the quarter due to the acquisitions completed in the second half of 2010 and the first half of 2011. The average revenue per contract in the Acquired Portfolio was $3,844 (excluding preneed funeral trust earnings) and the burial rate dropped to 32.6% from 40.1% last year, as the majority of recently acquired businesses are concentrated in higher cremation areas of California and Florida.
CEMETERY OPERATIONS
     Total Cemetery Operating Revenue for the second quarter increased $0.3 million, or 3.0%, to $10.8 million as a result of increases in preneed property sales and atneed revenues. Total Cemetery Field EBITDA increased $0.5 million, or 18.2%, to $3.1 million, and Total Cemetery Field EBITDA Margin increased 370 basis points to 28.6% from 24.9% as a result of the higher revenue and better management of controllable operating costs. The substantial profit improvement in our cemetery portfolio is a reflection of the experienced and proven operating talent that joined Carriage to lead our largest cemeteries and combination operations over the last 18 months.

FINANCIAL OPERATIONS
     Total Financial Revenue includes preneed funeral insurance commission income, earnings from three types of trust funds and preneed insurance policies, and finance charges on our preneed cemetery receivables portfolio. During the second quarter Total Financial Revenue increased by approximately $0.3 million, or 7.9%, to $3.8 million primarily due to the realization of large gains and income over the last twelve months, which are now being reflected particularly in our preneed funeral trust earnings as deaths occur and revenue is recognized upon delivery. Our Trend Reports segregate Financial EBITDA, which includes funeral and cemetery financial revenue and the corresponding costs, to provide more transparent disclosure of our operating segments and trends. Total Financial Field EBITDA for the second quarter of 2011 was $3.4 million and the corresponding Total Financial Field EBITDA Margin was 89.8% compared to $3.2 million and 91.2%, respectively, in the second quarter of 2010.
     As part of our recent trust fund repositioning strategy, we realized $22.1 million of previously unrealized equity and fixed income gains in May, June and early July, thereby attaching these realized gains to the underlying contracts in our preneed funeral and cemetery merchandise and service trusts. We would now expect maturing contracts in the second half of 2011 and thereafter to have higher trending financial revenues because of the large amounts of net realized gains in 2010 and 2011, as well as the substantial recurring income, that will now be attached to these contracts when death and delivery occur.
ACQUISITIONS
     We acquired two funeral home businesses during the second quarter of 2011 for approximately $5.1 million: Schooler Funeral Home, Angel Funeral Home and Schooler-Armstrong Chapel in Amarillo, Texas on April 5, 2011, and Stanfill Funeral Homes in Miami, Florida on April 12, 2011.
     Schooler Funeral Home, Angel Funeral Home and Schooler-Armstrong Chapel perform approximately 400 funeral services annually and are forecast to generate annual revenue in the range of $1.6 to $1.9 million and Funeral Field EBITDA in the range of $0.4 to $0.5 million. This acquisition expands our presence in the Amarillo market and complements our existing LaGronne-Blackburn Shaw operations.
     Stanfill Funeral Homes currently perform approximately 350 funeral services annually and are forecast to generate annual revenue in the range of $1.4 to $1.5 million and Funeral Field EBITDA of approximately $0.4 million upon integration completion.

     These acquisitions are expected to add materially to our new acquisition portfolio performance (those businesses acquired since the beginning of 2007) and the company’s diluted EPS in 2011 and thereafter. We have established a policy of announcing acquisitions when we have closed the transaction and integrating expected proforma results of newly announced acquisitions into our Rolling Four Quarter Outlook in conjunction with the subsequent quarterly earnings release.
OVERHEAD
     Total Overhead increased $0.9 million compared to the second quarter of 2010 and was 11.8% of revenue, an increase of 110 basis points from 10.7% last year. Higher overhead was primarily due to the expansion and upgrade of talent in our regional operations organization and home office support departments.
TRUST FUND PERFORMANCE
     We have previously reported on the significant increase in the market value and income in our three types of trust funds that was a result of a highly successful repositioning strategy coordinated with our investment advisor during the 2008/2009 financial and market crisis. After realizing approximately $30 million in equity and fixed income net gains in 2010, we have now realized almost $30 million of net gains through July 2011, causing the gains to be allocated to individual contracts which will be reflected as higher financial revenue as these contracts mature. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services, and cemetery perpetual care) at key dates.

	Investment Performance
	Investment Performance		Index Performance(2)
						50/50 index
Timeframe	Discretionary	Total Trust	DJIA	S&P 500	NASDAQ	Benchmark
5 years ended 12/31/10	64.7%	60.7%	24.4%	25.8%	39.6%	12.4%
3 years ended 12/31/10	47.7%	44.6%	1.7%	4.5%	20.3%	11.3%
1 year ended 12/31/10	21.2%	18.4%	16.7%	15.1%	16.9%	10.8%
6 months ended 6/30/11	2.3%	1.5%	7.2%	6.0%	4.5%	4.4%

(1)	Investment performance includes realized income and unrealized appreciation (depreciation).
CSV Trust Funds: Portfolio Profile

	6/30/2011		6/30/2011
	Discretionary Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%

Equities	$93,493	52%	$107,657	46%
Fixed Income	$82,159	45%	$106,069	46%
Cash	$5,865	3%	$18,483	8%

Total Portfolios	$181,517	100%	$232,209	100%

Growth of Same Store (as of January 1, 2008) Financial Revenue, EBITDA and FCF Contribution
Total Discretionary Trust Funds (Same Store: January 1, 2008-June 30, 2011)

1.	2008	2009	2010	2011 YTD	Total

Beginning Market Value	$137,751	$101,552	$153,608	$178,276	$137,751
Change in Market Value	(36,199)	52,056	24,668	(5,161)	35,364

Ending Market Value	$101,552	$153,608	$178,276	$173,115	$173,115

Deposits	$(6,750)	$(6,945)	$(6,888)	$(3,352)	$(23,935)
Withdrawals	$10,597	$9,515	$12,460	$7,396	$39,968

Total Net Withdrawals	$3,847	$2,570	$5,572	$4,044	$16,033

2.	2008	2009	2010	2011 YTD	Totals

Income	$4,659	$7,230	$8,408	$4,488	$24,785
Realized Gains	3,764	12,235	32,033	23,551	71,583
Realized Losses	(14,185)	(22,765)	(2,147)	(1,191)	(40,288)

Total	$(5,762)	$(3,300)	$38,294	$26,848	$56,080

Realized Gain/(Loss) Breakdown	2008	2009	2010	2011 YTD	Totals

Equity	$(9,204)	$(14,002)	$21,239	$7,639	$5,672
Fixed Income	(1,220)	3,513	8,516	14,564	25,373
Other	3	(14)	131	157	277

Total	$(10,421)	$(10,503)	$29,886	$22,360	$31,322

3.	2008	2009	2010	2011 YTD	Totals

Recognized Trust Financial Revenue	$7,416	$6,658	$10,932	$5,530	$30,536
Recognized Other Financial Revenue	$4,327	$3,556	$3,822	$1,990	$13,695

Total Recognized Financial Revenue	$11,743	$10,214	$14,754	$7,520	$44,231

Total Recognized Financial EBITDA	$10,055	$8,477	$13,370	$5,941	$37,843
FREE CASH FLOW
     Carriage produced Free Cash Flow of $10.1 million for the three months ended June 30, 2011, an increase of $0.4 million or 4.6% compared to $9.7 for the corresponding period in 2010. The sources and uses of cash for the first six months ended June 30, 2010 and 2011 consisted of the following (in millions):

	2010	2011
Cash flow provided by operations	$14.5	$15.8
Cash used for maintenance capital expenditures	(3.4)	(3.4)

Free Cash Flow	$11.1	$12.4
Cash at beginning of year	3.6	1.3
Borrowing (payments) against bank credit facility	3.2	(0.6)
Acquisitions	(15.5)	(5.1)
Cash used for dividends	—	(0.5)
Cash used for the repurchase of convertible junior subordinated debenture	(0.6)	(1.0)
Cash used for growth capital expenditures – funeral homes	(0.1)	(0.3)
Cash used for growth capital expenditures – cemeteries	(0.9)	(1.0)
Other investing and financing activities, net	0.5	—

Cash at June 30, 2011	$1.3	$5.2

Proforma subsequent special trust withdrawals in Q3 2011		$8.5

Proforma cash at June 30, 2011		$13.7

     At June 30, 2011, no amounts were outstanding on the bank credit facility.
FOUR QUARTER OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending June 30, 2012 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of death care assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, cemetery preneed property sales, preneed maturities and deliveries, average revenue per service, financial revenue, overhead items, and the timing and integration of new acquisitions. Other variables that affect earnings and free cash flow include the outstanding amounts under our bank credit facility, our effective tax rate which is currently estimated to be approximately 40%, preneed trust fund income withdrawals, and the estimated number of diluted shares outstanding which is currently estimated to be approximately 18.4 million.

     Based on our broadly improving operating trends in all areas, we are revising upward by 4¢ per share our Rolling Four Quarter Outlook to 56-60¢ for the four quarters ending June 30, 2012. Though we expect to acquire additional businesses during the next twelve months, we have not forecast any acquisitions in the Four Quarter Outlook ending June 30, 2012 because of the uncertainty as to the timing and size of acquisitions.
     ROLLING FOUR QUARTER OUTLOOK — Period Ending June 30, 2012
     (amounts in millions, except per share amounts)

Range
Revenues	$199 – $204
Field EBITDA	$70.5 – $72.3
Field EBITDA Margin	35.5%
Total Overhead	$23.3 – $23.8

Consolidated EBITDA	$47.2 – $48.5
Consolidated EBITDA Margin	23.7%

Interest	$18.2
Depreciation, Amortization and Stock Compensation	$11.7
Income Taxes	$7.0 – $7.5
Net Income	$10.3 – $11.0
Diluted Earnings Per Share	$0.56 – $0.60
Free Cash Flow	$29.0 – $30.5
     Revenue, earnings and Consolidated Free Cash Flow for the four quarter period ending June 30, 2012 are expected to increase materially relative to the full calendar year ended December 31, 2010, in which Carriage earned $0.45 per diluted share, for the following reasons:
•	Increase in same store Funeral Revenue averages and same store Funeral Field EBITDA Margins;
•	Increase in acquired Funeral Revenue and acquired Funeral Field EBITDA from the 2010 and 2011 acquisitions;
•	Increase in Financial Revenue and Financial EBITDA from trust funds; and
•	Increase in Cemetery Revenue and Cemetery Field EBITDA.
     Free Cash Flow for the four quarter period ending June 30, 2012 is expected to increase materially due to the total of $8.5 million in special withdrawals of excess realized gains and income from Cemetery Merchandise and Services Trust Funds in the third quarter of 2011 and the Company’s new policy of withdrawing realized gains and income on a monthly basis from certain cemetery merchandise and services trust funds which are estimated to be $1.2 million for the rolling four quarter period.
Long-Term Outlook – Through 2015 (Base Year 2010)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 8-10% annually, including acquisitions
Consolidated EBITDA Margin range of 24-26%
EPS growth of 14-16% annually, including acquisitions
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Thursday, August 4, 2011 at 9:00 a.m. eastern time. To participate in the call, please dial 800-860-2442 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through August 11, 2011 and may be accessed by dialing 877-344-7529 and using passcode 451954. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Terry Sanford, Executive Vice President and Chief Financial Officer, at terry.sanford@carriageservices.com or 713-332-8475.
     Carriage Services is a leading provider of death care services and products. Carriage operates 151 funeral homes in 25 states and 33 cemeteries in 12 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other death care companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the

Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. Reconciliations of the Non-GAAP financial measures to GAAP measures are provided at the back of the press release.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2010, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
– Financial Statements and Tables to Follow –

CARRIAGE SERVICES, INC.
Selected Financial Data

		(unaudited)
	December 31,	June 30,
Selected Balance Sheet Data:	2010	2011
Cash and short-term investments	$1,279	$5,184
Total Senior Debt (a)	$137,268	$136,353
Days sales in funeral accounts receivable	20.3	19.0
Senior Debt to total capitalization	39.2%	38.5%
Senior Debt to EBITDA (rolling twelve months)	3.3x	3.1x

a)	- Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures (unaudited):
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income to EBITDA for the three and six months ended June 30, 2010 and 2011 and the estimated rolling four quarters ended June 30, 2012 (presented at approximately the midpoint of the range identified in the release)(in 000’s):

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2011	2010	2011
Net income	$2,299	$2,601	$5,073	$5,886
Provision for income taxes	1,642	1,771	3,530	4,008

Pre-tax earnings	3,941	4,372	8,603	9,894
Interest expense, including loan cost amortization	4,572	4,510	9,126	9,064
Other income	(252)	(358)	(470)	(387)
Noncash stock compensation	405	648	912	1,093
Depreciation & amortization	2,488	2,522	4,957	4,920
Special charges	—	511	—	846

Adjusted EBITDA	$11,154	$12,205	$23,128	$25,430

Revenue	$44,517	$47,908	$91,364	$98,765
Adjusted EBITDA margin	25.1%	25.5%	25.3%	25.7%

     Reconciliation of Non-GAAP Financial Measures (unaudited), Continued:

Rolling
Four
Quarter
Outlook
June 30,
2012 E
Net income	$10,700
Provision for income taxes	7,200

Pre-tax earnings	17,900
Interest expense, including loan cost amortization	18,200
Depreciation & amortization, including stock compensation	11,700

EBITDA	$47,800

Revenue	$201,500
EBITDA margin	23.7%
Reconciliation of Diluted EPS to Adjusted Diluted EPS for the three and six months ended June 30, 2010 and 2011:

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2011	2010	2011
Diluted EPS	$0.13	$0.14	$0.29	$0.32
Effect of special charges	—	0.02	—	0.03

Adjusted Diluted EPS	$0.13	$0.16	$0.29	$0.35

Reconciliation of cash provided by operating activities to free cash flow (in 000’s):

	Three months ended June 30,
	2010	2011
Cash provided by operating activities	$11,593	$12,177
Less maintenance capital expenditures	(1,900)	(2,028)

Free cash flow	$9,693	$10,149

Reconciliation of cash provided by operating activities to free cash flow (in 000’s):

	Six months ended June 30,
	2010	2011
Cash provided by operating activities	$14,517	$15,761
Less maintenance capital expenditures	(3,438)	(3,363)

Free cash flow	$11,079	$12,398

Reconciliation of Non-GAAP Financial Measures (unaudited), Continued:
Reconciliation of EBITDA to free cash flow for the estimated rolling four quarters ending June 30, 2012 (in 000’s):

Rolling
Four
Quarter
Outlook
June 30,
2012 E
EBITDA	$47,800
Interest paid	(17,000)
Cash Income taxes	(4,300)
Maintenance capital expenditures	(6,500)
Excess trust fund withdrawals	10,000

Free Cash Flow	$30,000